Exhibit 99.1

Ingles Markets, Incorporated Announces Pricing of $700 Million Senior Notes

Credit Arrangements Extended

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 31, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced the pricing of its $700 million aggregate principal amount of its senior notes due 2023. The senior notes will bear an interest rate of 5.75% and will pay interest semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013. The final maturity of the senior notes is June 15, 2023.

The Company announced on May 29, 2013, that it was offering the senior notes with a substantial portion of the net proceeds being used to purchase any and all of its $575 million aggregate principal amount of 8.875% Senior Notes due 2017 (the “8.875% Notes”) in a tender offer and consent solicitation announced at the same time. The Company intends to apply the remaining net proceeds from the offering to repay certain other debt, to fund capital expenditures and for general corporate purposes.

The Company and its principal lenders have agreed in principle to modify and extend the maturity of its $175 million line of credit and its $100 million loan used to construct a new distribution center that opened last year. The line of credit will now mature in May 2018, and the distribution center loan will mature in June 2021, subject to execution of final documents. The line of credit previously matured on December 29, 2015, and the distribution center loan previously matured on January 2, 2018.

Ron Freeman, Chief Financial Officer, stated, “Market conditions allowed us to substantially reduce the interest rate on our senior notes and lock that rate in for the next ten years. We were also able to extend our other principal financing sources for new five and eight year periods. These actions provide us with stable, very attractive financing for many years, allowing us to focus on building better stores for our customers and providing better returns for our shareholders.”

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

No assurance can be given that the offering described above will be completed or, if completed, as to the terms on which it is completed. The offering is subject to market conditions and other customary conditions. The notes offered by Ingles will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and 2013 Forms 10-Q.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer